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                              IPL SYSTEMS, INC.
                               124 ACTON STREET
                              MAYNARD, MA  01754
                                (508) 461-1000

To the stockholders of IPL Systems, Inc.:

        Re:  Annual Meeting Adjourned until June 9, 1995

        Due to an unexpected low return of proxies, we did not have a quorum of the Class A Common Stock for the scheduled date of our annual meeting of stockholders and, therefore, we have adjourned the meeting until 12:00 noon on June 9, 1995 at IPL's offices at the address listed below. It is important that all stockholders of record vote so that there is a quorum of the Class A Common Stock to elect directors for the coming year.

        As of today's date, our stock transfer agent, Chemical Bank, has not received your completed proxy card. If you have not already completed and signed a proxy card, we ask that you do so today. We have enclosed an additional proxy card and postage paid return envelope for your convenience.

        We would very much appreciate it if you would take a moment to complete and return the proxy as soon as possible. Failure to achieve a quorum by June 9 will result in needless expense to IPL. If you need an additional copy of the notice, proxy statement or 1994 annual report to stockholders, all of which were previously sent to you, please do not hesitate to call Anita Buchanan, Investor Relations at our offices. Thank you for your attention to this matter.

        If you have already responded, we thank you for your response and for taking a moment to read this notice.

                                        Sincerely yours,



                                        Eugene F. Tallone
                                        Chief Financial Officer